Exhibit 10.31

Form of

Confidentiality and Non-Solicitation Agreement

This Confidentiality and Non-Solicitation Agreement is made effective for all purposes and in all respects as of the date of the undersigned employee’s or consultant’s first day of employment with or service as a consultant to the Company.

In consideration for the agreement of PharmAthene, Inc., a Delaware corporation, its subsidiaries, affiliates, successors or assigns (together the “Company”) to employ me or to continue to employ me, as the case may be, as an employee or consultant and my receipt of the compensation now and hereafter paid to me by the Company, I agree as follows:

1.             Definition of Confidential Information. I acknowledge that I may be furnished or have access to confidential, proprietary or trade secret information relating to the Company’s past, present or future (i) products, processes, formulas, patterns, compositions, compounds, projects, specifications, know how, research data, clinical data, personnel data, compilations, programs, devices, methods, techniques, inventions, software, and improvements thereto; (ii) research and development activities; (iii) designs and technical data; (iv) marketing or business development activities, including without limitation prospective or actual bids or proposals, pricing information and financial information; (v) customers or suppliers; or (vi) other administrative, management, planning, financial, marketing, purchasing or manufacturing activities.  All of this type of information, whether it belongs to the Company or was provided to the Company by a third party with the understanding that it be kept confidential, and any documents, diskettes or other storage media, or other materials or items containing this type of information, are proprietary and confidential to the Company (“Confidential Information”).

2.             Obligations.  I agree to preserve and protect the confidentiality of Confidential Information both during and after my employment with or by the Company.  In addition, I agree not to, at any time during the term of this Agreement or thereafter, (i) disclose or disseminate Confidential Information to any third party, including without limitation employees or consultants of the Company without a legitimate business need to know; (ii) remove Confidential Information from the Company’s premises or make copies of Confidential Information, except as required to perform my job; or (iii) use Confidential Information for my own benefit or for the benefit of any third party. I also agree to take all actions necessary to avoid unauthorized disclosure and otherwise to maintain the confidential or proprietary nature of such Confidential Information. If I am not certain whether or not information is confidential, I will treat that information as Confidential Information until I have verification from the Company’s Chief Financial Officer that the information is not Confidential Information.

3.             Exceptions.  The Company agrees that the obligations in Section 2 do not apply to any information that I can establish (i) has become publicly known without a breach of this Agreement by me or a third party’s breach of an agreement to maintain the confidentiality of the information; or (ii) was developed by me prior to the date this Agreement is signed, and prior to the date any earlier Confidentiality Agreement of the Company was signed, if the date of development can be established by documentary evidence.

4.             Former Employer Information.  I agree that I will not, during my employment with or by the Company, improperly use or disclose any proprietary information or trade secrets of any former or current employer or any other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

5.             Inventions and Works Retained and Licensed.  I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with or by the Company (collectively referred to as “Prior Works or Inventions”), which belong to me, which relate to the Company’s business, products, or research and development, and which are not assigned to the Company hereunder, or, if no such list is attached, I represent that there are no such Prior Works or Inventions.  If, in the course of my employment with or by the Company, I incorporate into a Company product, process or machine a Prior Work or Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, assignable, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Work or Invention as part of or in connection with such product, process or machine.

6.             Ownership of Works.  I agree that the Company owns all right, title and interest, including without limitation all trade secrets, patents and copyrights, in the following works that I create, make, conceive or reduce to practice, solely or jointly: (i) works that are created using the Company’s facilities, supplies, information, trade secrets or time; (ii) works that relate directly or indirectly to or arise out of the actual or proposed business of the Company, including, without limitation the research and development activities of the Company; (iii) works that relate directly or indirectly to or arise out of any task assigned to me or work I perform for the Company or (iv) works that are based on Confidential Information (collectively “Works”).  Because these Works will inevitably be based upon or somehow involve the Company’s business, products, services or methodologies, I agree that the Works will belong to the Company even if I create, make, conceive or reduce them to practice on my own time, using my own equipment, on the Company’s premises or elsewhere or after termination of my employment with or by the Company.  The Works belonging to the Company, include, without limitation program code and documentation.  I will promptly provide full written disclosure to an officer of the Company of any Works I create, make, conceive or reduce to practice, solely or jointly.  To the extent that the Works do not qualify as works made for hire under U.S. copyright law, I irrevocably assign to the Company the ownership of, and all rights of copyright in, the Works.  The Company will have the right to hold in its own name all rights in the Works, including without limitation all rights of copyright, trade secrets and trademark.  I also waive all claims to moral rights in any Works.  I acknowledge and agree that any and all patents, patent applications or other intellectual property rights relating to the Works are to be the exclusive property of the Company.

7.             Ownership of Inventions.  (a) I irrevocably assign to the Company my entire right, title and interest in any invention, modification, design, program code, software, documentation, formula, data, know how, technique, process, method, device, discovery improvement, developments, or works of authorship and all related patents, patent applications, copyrights and copyright applications whether patentable or not, created, made, conceived or reduced to practice, solely or jointly by me whether or not during normal working hours or on my own time, using my own equipment, on the premises of the Company or elsewhere, or after termination of my employment with or by the Company that (i) is created using the Company’s facilities, supplies, information, trade secrets or time; (ii) relates directly or indirectly to or arises out of the actual or proposed business, including without limitation the research and development activities, of the Company; (iii) relates directly or indirectly to or arises out of any task assigned to me or work I perform for the Company or (iv) is based on Confidential Information (collectively “Inventions”).  I will promptly make full written disclosure to an officer of the Company of any Inventions I create, make, conceive or reduce to practice, solely or jointly.  I also waive all claims to moral rights in any Inventions.  I acknowledge and agree that any and all patents, patent applications or other intellectual property rights relating to the Inventions are the exclusive property of the Company.

(b)           I agree to cooperate fully with the Company, both during and after my employment with or by the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Works and/or Inventions.  I agree to execute and deliver all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable to protect its rights and interests in any Works and/or Inventions.  I further agree that if the Company is unable, after reasonable effort, to secure my signature on any such papers, any executive officer of the Company shall be entitled to execute any such papers as my agent and attorney-in-fact, and I hereby irrevocably designate and appoint each executive officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable to protect its rights and interests in any Works and/or Inventions, under the conditions described in this sentence.

8.             Maintenance of Records.  I agree to keep and maintain adequate and current written records of all Works and Inventions made by me (solely or jointly with others) during the term of my employment with or by the Company.  The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company.  The records will be available to and remain the sole property of the Company at all times.

9.             Return of Confidential Information.  I agree to return to the Company all Confidential Information in my possession, custody or control immediately upon my termination from the Company, or earlier if the Company requests.

10.          Notification of New Employer.  In the event I leave the employ of the Company or cease to serve as a consultant to the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

11.          Noncompetition; Nonsolicitation of Employees.  I acknowledge and agree that:

(i)            The Company is engaged in a unique and specialized industry, and faces competition on a worldwide basis.  I, through my association with the Company as an employee or consultant, will acquire a considerable amount of knowledge and goodwill with respect to the business of the Company, which knowledge and goodwill are extremely valuable to the Company and which would be extremely detrimental to the Company if used by me to compete with the Company.  It is, therefore, understood and agreed by the parties hereto that, because of the nature of the business of the Company, it is necessary to afford fair protection to the Company from such competition by Participant.  Consequently, while I am employed with or by the Company and for a period of one (l) year after termination of such employment (for any reason whatsoever, whether voluntary or involuntarily), I agree that I will not, whether alone or as a partner, officer, director, consultant, agent, employee or stockholder of any company or their commercial enterprise, directly or indirectly engage in any business or other activity anywhere in the world which is competitive with or render services to any firm or business organization which competes with the Company in business of research, discovery and/or development of human therapeutics and vaccines for infectious diseases or bio chemical defense related products that are being actively researched, discovered or developed by the Company at the time of termination of such employment.  The foregoing prohibition shall not prevent my employment or engagement after termination if such employment or engagement, in any capacity, does not involve work or matters related to the business of research, discovery and/or development of human therapeutics and vaccines for infectious diseases or bio chemical defense related products that are being actively researched, discovered or developed by the Company at the time of termination of my employment.  I shall be permitted to own securities of a public company not in excess of five (5%) of any class of such securities and to own stock partnership interests or other securities of any entity not in excess of five (5%) of any class of such securities and such ownership shall not be considered to be competition with the Company; and

(ii)           during and for one (1) year after termination of my employment or engagement for any reason I shall not, directly or indirectly solicit, recruit or hire any employee of the Company to work for a third party other than the Company or engage in any activity that would cause any employee to violate any agreement with the Company.

12.          Representations and Warranties.  I represent and warrant that (i) I am able to perform the duties of my position and that my ability to work for the Company is not limited or restricted by any agreements or understandings between me and other persons or companies; (ii) I will not disclose to the Company, its employees, consultants, clients, teaming partners or suppliers, or induce any of them to use or disclose, any confidential information or material belonging to others, except with the written permission of the owner of the information or material; and (iii) any information, material or product I create or develop for, or any advice I provide to, the Company, its employees, consultants, clients, teaming partners or suppliers, will not rely or be based on confidential information or trade secrets I obtained or derived from a source other than the Company.  I agree to indemnify and hold the Company harmless from damages, claims, costs and expenses based on or arising from the breach of any agreement or understanding between me and another person or company or from my use or disclosure of any confidential information or trade secrets I obtained from sources other than the Company.

13.          Damages and Injunctive Relief.  I acknowledge and agree that:

(i)            My obligations under this Agreement have a unique and substantial value to the Company and I remain obligated even if I voluntarily or involuntarily leave the Company’s employment.  I understand that if I violate this Agreement during or after my employment or engagement, the Company may be able to recover monetary damages from me and/or the other relief described below.

(ii)           A violation or even a threatened violation of this Agreement is likely to result in irreparable harm to the Company and monetary damages alone would not completely compensate the Company for the harm.  Accordingly, the Company may obtain an injunction prohibiting me from violating this Agreement, an order requiring me to render specific performance of the Agreement, and/or other appropriate equitable remedies.

(iii)          If a court determines that I have breached or attempted or threatened to breach this Agreement, I consent to the granting of an injunction restraining me from further breaches or attempted or threatened breaches of this Agreement, compelling me to comply with this Agreement, and/or prescribing other equitable remedies.

14.          At Will Employment.  I understand that this Agreement does not create an obligation on the Company or any other person or entity to continue my employment.  I acknowledge that I am employed by the Company on an at will basis and that either the Company or I may terminate my employment at any time and for any reason.  While no verbal or other commitments have been made to or by me to suggest other than at will employment, I specifically acknowledge that this supersedes any prior representation or agreement to the contrary and that the at will nature of my employment may not be amended, modified or waived except by a fully executed written agreement with the Company.

15.          Miscellaneous Provisions.

(i)            No failure to act by the Company will waive any right contained in this Agreement.  Any waiver by the Company must be in writing and signed by an officer of the Company to be effective.

(ii)           The provisions of this Agreement are applicable to Confidential Information, Works and Inventions disclosed, created, developed or proprietary before or after I sign this Agreement.

(iii)          This Agreement is to be construed according to its fair meaning and not strictly for or against either party.

(iv)          This Agreement will be governed by the law of the State of Delaware without regard to its conflicts of laws provisions.  Suit to enforce any provision of this Agreement or to obtain any remedy with respect hereto may be brought in a court of the State of Maryland and for this purpose I expressly consent to the jurisdiction of said courts.

(v)           If any provision of this Agreement conflicts with the law of the State of Delaware or if any provision is held invalid by a court with jurisdiction over the parties to this Agreement, the provision will be deemed to be restated to reflect as nearly as possible the parties’ original intentions in accordance with applicable law, and the remainder of the Agreement will remain in full force and effect.  If it is not possible to restate the provision in a legal and valid manner, then the provision will be deemed not to be a part of the Agreement and the remaining provisions will remain in full force and effect.

(vi)          This document constitutes the entire agreement between the Company and me concerning the matters addressed in this Agreement and it supersedes any prior agreement concerning those matters.  This Agreement may not be changed in any respect except by a written agreement signed by both parties.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(vii)         All remedies provided in this Agreement are cumulative and in addition to all other remedies which may be available at law or in equity.  Any headings set forth in this Agreement are strictly for convenience of reference, and shall not be used in construing or interpreting any provision of this Agreement.  This Agreement maybe assigned by the Company without my consent.

Signature:

Print Name:

Address:

Date:

PHARMATHENE, INC.

By:

Title: